EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 8, 2012, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Arctic Cat Inc. and subsidiaries on Form 10-K for the year ended March 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Arctic Cat Inc. on Forms S-8 (File No. 33-37065, effective October 1, 1990, File No. 33-69916, effective October 4, 1993, File No. 33-97244, effective September 22, 1995, File No. 333-99253, effective September 6, 2002, File No. 333-145784, effective August 29, 2007 and File No. 333-163209, effective November 19, 2009).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

June 8, 2012